AMENDMENT TO
                              MANAGEMENT AGREEMENT

      This Amendment dated as of May 1, 2005, is to the Management Agreement made as of the 1st day of December, 1986, as amended August 1, 1995, (the "Agreement") by and between Franklin Tax-Free Trust, a Massachusetts business trust (the "Trust"), on behalf of ALL SERIES (the "Funds") (EXCEPT FRANKLIN CONNECTICUT TAX-FREE INCOME FUND AND FRANKLIN FEDERAL LIMITED-TERM TAX-FREE INCOME FUND), and Franklin Advisers, Inc., a California corporation, (the "Manager").

                                   WITNESSETH:

      WHEREAS, both the Manager and the Trust wish to amend Paragraph 4A of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on April 19, 2005.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

      A. For purposes of calculating such fee, the value of the net assets of each Fund shall be the net assets computed as of the close of business on the last business day of the month preceding the month in which the payment is being made, determined in the same manner as each Fund uses to compute the value of its net assets in connection with the determination of the net asset value of each Fund's shares, all as set forth more fully in each Fund's current prospectus and statement of additional information. The rate of the monthly management fee payable by each Fund shall be as follows:

           5/96 of 1% (0.625% annually) of the value of net assets up to and including $100,000,000; and 1/24 of 1% (0.500% annually) of the value of net assets over $100,000,000 and not over $250,000,000; and 9/240 of 1% (0.450% annually) of the value of net assets over $250,000,000; and not over $10 billion; and 11/300 of 1%
           (0.440% annually) of the value of net assets over $10 billion and not over $12.5 billion; and 7/200 of 1% (0.420% annually) of the value of net assets over $12.5 billion and not over $15 billion; and 1/30 of 1% (0.400% annually) of the value of net assets over $15 billion and not over $17.5 billion 19/600 of 1% (0.380% annually) of the value of net assets over from $17.5 billion and not over $20 billion; and 3/100 of 1% (0.360% annually) of the value of net assets in excess of $20 billion.

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


FRANKLIN TAX-FREE TRUST


By: /S/ MURRAY L. SIMPSON
   -----------------------
      Murray L. Simpson
      Vice President and Secretary


FRANKLIN ADVISERS, INC.


By: /S/ MARTIN L. FLANAGAN
   -----------------------
      Martin L. Flanagan
      President